Exhibit 99.1

Ocean Power Technologies Expands in Latin America with Reseller Agreement in Costa Rica

Includes Completion of First WAM-V Order

MONROE TOWNSHIP, NJ, July 30, 2024 - Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, is thrilled to announce the signing of a reseller agreement with Geos Telecom, a prominent provider of maritime communication and navigation solutions in Costa Rica. This partnership marks a significant expansion of OPT’s presence in the Latin American market and includes the immediate sale of a WAM-V (Wave Adaptive Modular Vessel) with anticipated near-term continued growth of PowerBuoy systems and WAM-V’s in support of regional demand.

Philipp Stratmann, CEO of OPT, commented on the new partnership: “We are excited to collaborate with Geos Telecom as our strategic reseller in Costa Rica. We believe this agreement not only enhances our footprint in Latin America but also enables us to deliver advanced USV capabilities to a new customer base. The immediate sale of a WAM-V underscores the growing demand for our technology and supports our mission to provide innovative solutions for safer, cleaner, and more productive ocean operations.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies. For more details about Geos Telecom and its offerings, please visit their website Geos Telecom.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey, with an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the potential success with our new partner, Geos Telecom, the delivery of customers services and the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com